Exhibit 99.1

Aprea Therapeutics Appoints Michael A. Kelly to Board of Directors

BOSTON, MA., September 29, 2020 (GLOBE NEWSWIRE) – Aprea Therapeutics Inc., (NASDAQ: APRE), a clinical-stage biotechnology company focused on developing and commercializing novel cancer therapeutics that reactivate mutant p53 tumor suppressor protein, today announced the appointment of Michael A. Kelly to its Board of Directors. Mr. Kelly will serve as a member of the audit committee and nominating and corporate governance committee.

Mr. Kelly brings more than 20 years of executive leadership in the life sciences industry, including 14 years in senior leadership roles with Amgen Inc., and is the Founder and President of Sentry Hill Partners, LLC, a global life sciences management consulting business. Prior to founding Sentry Hill Partners, Mr. Kelly held multiple finance and operations positions at Amgen, most recently serving as Senior Vice President of Global Business Services and, in 2010 and 2014, was acting CFO. Prior to Amgen, he held senior and executive leadership positions at Tanox, Inc. Biogen, Inc., and Monsanto Life Sciences. Mr. Kelly holds a Bachelor of Science degree in business administration from Florida A&M University.

“Michael Kelly is a distinguished industry executive with considerable experience in the management and growth of innovative life sciences companies,” said Christian S. Schade, Chairman and Chief Executive Officer of Aprea Therapeutics. “His deep operational and financial expertise will be invaluable as Aprea continues with its progress to advance our mutant p53 reactivator oncology programs toward commercialization. It is a great pleasure to welcome Michael to the Aprea team and our Board of Directors.”

About Aprea Therapeutics

Aprea Therapeutics, Inc., (NASDAQ: APRE) is a biopharmaceutical company headquartered in Boston, Massachusetts with research facilities in Stockholm, Sweden, focused on developing and commercializing novel cancer therapeutics that reactivate the mutant tumor suppressor protein p53. The Company’s lead product candidate is APR-246 (eprenetapopt), a small molecule in clinical development for hematologic malignancies, including myelodysplastic syndromes (MDS) and acute myeloid leukemia (AML). APR-246 has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the FDA for MDS, and Orphan Drug designation from the European Commission for MDS, AML and ovarian cancer. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About p53 and APR-246

The p53 tumor suppressor gene is the most frequently mutated gene in human cancer, occurring in approximately 50% of all human tumors. These mutations are often associated with resistance to anti-cancer drugs and poor overall survival, representing a major unmet medical need in the treatment of cancer.

APR-246 is a small molecule that has demonstrated reactivation of mutant and inactivated p53 protein – by restoring wild-type p53 conformation and function – and thereby induce programmed cell death in human cancer cells. Pre-clinical anti-tumor activity has been observed with APR-246 in a wide variety of solid and hematological cancers, including MDS, AML, and ovarian cancer, among others. Additionally, strong synergy has been seen with both traditional anti-cancer agents, such as chemotherapy, as well as newer mechanism-based anti-cancer drugs and immuno-oncology checkpoint inhibitors. In addition to pre-clinical testing, a Phase 1/2 clinical program with APR-246 has been completed, demonstrating a favorable safety profile and both biological and confirmed clinical responses in hematological malignancies and solid tumors with mutations in the TP53 gene.

A pivotal Phase 3 clinical trial of APR-246 and azacitidine for frontline treatment of TP53 mutant MDS is ongoing. APR-246 has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration for MDS, and Orphan Drug designation from the European Medicines Agency for MDS, AML and ovarian cancer.

Forward-Looking Statements

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our clinical trials and regulatory submissions. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies and the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Corporate Contacts:

Scott M. Coiante

Sr. Vice President and Chief Financial Officer

617-463-9385

Gregory A. Korbel

Vice President of Business Development

617-463-9385

Source: Aprea Therapeutics, Inc.